EXHIBIT 99.01

                                                                            NEWS

                                               Company Contact: Anthony Christon
                                                         Chief Financial Officer
                                                         Jaclyn, Inc.
                                                         (201) 868-9400

                        JACLYN, INC. ANNOUNCES GRANT OF
              OPTION FOR THE SALE OF OFFICE AND WAREHOUSE FACILITY

                                                           FOR IMMEDIATE RELEASE

West New York, NJ, September 7, 2005....................Jaclyn,  Inc. (AMEX:JLN)
today announced that it has granted to a third party an option relating to the sale of the Company's executive offices and warehouse facility, as well as two adjacent lots, located in West New York, New Jersey. As previously announced, Jaclyn currently uses approximately one-half of the 140,000 square foot West New York facility (the remainder having been leased to third parties), and has been looking at opportunities to move to a space more suitable for its present and future needs.

The proposed purchase price is $10,000,000, the substantial portion of which is payable at closing. The option contract provides the optionee an initial 90-day diligence period, during which time the optionee has the absolute right not to proceed with the proposed transaction, as well as up to an additional 11 months to obtain approval from all applicable governmental authorities for the use of the property as residential housing. Under certain circumstances, the Company also has the right to decide not to proceed with the proposed transaction. The proposed transaction is also subject to a number of contingencies and conditions, including the governmental approvals mentioned above, the optionee's receipt of a mortgage commitment, the completion of environmental testing and compliance, and other contingencies and conditions.

The option contract also permits Jaclyn and its tenants to remain in the West New York facility for up to five months after any closing. As Jaclyn also previously announced, it anticipates that if the proposed transaction is consummated, it would move to another site in the vicinity of its present location.

Jaclyn noted that it has entered into an option contract only, and there is no assurance that a sale of the property will be concluded.

NOTE: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends.

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Jaclyn,  Inc.  is a designer,  manufacturer  and  marketer  of apparel,  women's sleepwear, infant's and childrens' apparel, handbags, premiums and related accessories. Our web site is at www.jaclyninc.com.